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                                                                      Exhibit 12
                          BATTLE MOUNTAIN GOLD COMPANY
  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
                     FIXED CHARGES AND PREFERRED DIVIDENDS
                          (in thousands except ratios)

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
                                                                                Six months Ended
                                                                                   June 30,
                                                                             1994                1993
                                                                           --------             -------
 EARNINGS COMPUTATION USING
 CONSOLIDATED INCOME STATEMENT DATA

 Income (loss) before income taxes and
    minority interest                                                     $  10,805           $ (10,192)
 Minority interest in income of
    majority-owned subsidiaries                                              (2,620)             (1,684)
                                                                          ---------           ---------
 Income (loss) before income taxes                                            8,185             (11,876)
                                                                          ---------           ---------
 Add fixed charges included in income (loss):
    Interest expense                                                          4,738               4,134
    Amortization of deferred financing costs                                     97                 956
    Interest portion of rental expenses (33%)                                 1,234                 486
                                                                          ---------           ---------
    Sub-total fixed charges included in income (loss)                         6,069               5,576
                                                                          ---------           ---------
 Earnings (loss)                                                          $  14,254           $  (6,300)
                                                                          =========           =========
 Fixed Charges
 Included in income (loss)                                                $   6,069           $   5,576
 Capitalized interest                                                         2,975               3,180
                                                                          ---------           ---------
    Total fixed charges                                                       9,044               8,756
                                                                          ---------           ---------
 Preferred dividends                                                          5,158                   -
                                                                          ---------           ---------

    Combined fixed charges and
       preferred dividends                                                $  14,202           $   8,756
                                                                          =========           =========

 Ratio of earnings to fixed charges                                            1.58                  -


 Amount by which fixed charges exceed earnings                                    -          $  15,056
 Ratio of earnings to combined fixed charges
    and preferred dividends                                                    1.00                  -

 Amount by which combined fixed charges and
    preferred dividends exceed earnings                                           -          $  15,056
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